UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

ATHENEX, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of June 11, 2019

Annual Meeting and

2019 Proxy Statement

1001 Main Street, Suite 600

Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2019

To the Stockholders of Athenex, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Athenex, Inc. (the “Annual Meeting”) will be held on Tuesday, June 11, 2019, at the Wyndham Garden Buffalo Downtown located at 125 High Street, Buffalo, NY 14203 at 9:30 AM EDT.

The meeting is called for the following purposes:

1.

To elect the Class II directors named in the Proxy Statement for a three-year term expiring in 2022 and until their successors have been elected and qualified or, if sooner, until their death, resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To consider and take action upon such other matters as properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of Athenex common stock as of the close of business on April 15, 2019, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Buffalo, NY during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2018 Annual Report to Stockholders (including our 2018 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 25, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the board of directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Athenex, Inc.,

/s/ Johnson Y.N. Lau, M.D.
Johnson Y.N. Lau, M.D.
Chief Executive Officer and Chairman of the Board
Buffalo, New York
Dated: April 25, 2019

ATHENEX, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 11, 2019

i

ATHENEX, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the board of directors for use at the Annual Meeting of Stockholders of Athenex, Inc. (the “Company”) to be held on June 11, 2019 at 9:30 AM EDT at the Wyndham Garden Buffalo Downtown located at 125 High Street, Buffalo, NY 14203, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 15, 2019 are entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”).

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2018 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting by providing access to them on the Internet to communicate with you more quickly, save printing costs and benefit the environment. These materials were first available on the Internet on April 25, 2019. We mailed a Notice of Internet Availability of Proxy Materials on or about April 25, 2019 to our stockholders of record and beneficial owners as of April 15, 2019, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Form that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. We have engaged Georgeson LLC to assist in proxy solicitation and collection at a cost of $10,000 plus out-of-pocket expenses. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING

Q:	Who may vote at the meeting?

A:

The board of directors set April 15, 2019 as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 15, 2019, you may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 15, 2019, there were 67,055,698 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, Inc. (“Computershare”), you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote at the Annual Meeting.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	What is the quorum requirement for the meeting?

A:

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting;

•	properly submitted a Proxy Card or Voter Instruction Form; or

•	do not provide your broker with instructions on how to vote, but the broker submits your proxy nonetheless (a broker non-vote).

Broker non-votes are counted for purposes of determining whether a quorum exists. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions on how to vote those shares, but the broker submits that person’s proxy nonetheless. If you are present in person or by proxy at the meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are also still counted as present and entitled to vote for purposes of determining whether a quorum exists.

Q:	What proposals will be voted on at the meeting?

A:	Our stockholders will vote on two proposals at the Annual Meeting:

1.

To elect the Class II directors named in the Proxy Statement for a three-year term expiring in 2022 and until their respective successors have been elected and qualified or, if sooner, until their death, resignation or removal; and

2.	To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

We will also consider any other business that properly comes before the meeting at the direction of the board of directors. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting by the board of directors and no stockholder timely provided notice of a matter to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxy named in the Proxy Card or Voter Instruction Form will vote the shares it represents using its best judgment.

Q:	What vote is required to elect directors?

A:	Our shareholders elect directors by a plurality vote, which means that the three director nominees for election who receive the highest number of “FOR” votes will be elected as directors.

If you are the beneficial owner of shares held by your bank, broker or other nominee in street name and you do not vote your shares, the bank, broker, or other nominee cannot vote such shares for the election of directors. If you do not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. Proxy cards signed and returned to the Company unmarked will be voted FOR the three nominees for directors named in this proxy statement.

Q:	What vote is required to ratify the appointment of D&T as our independent registered public accounting firm?

A:

For the ratification of the appointment of D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2019 to be approved, this proposal must receive the “FOR” vote of a majority of the votes entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal. Brokers have authority to vote on this proposal and therefore there will be no broker non-votes on this proposal.

Q:	Can I access these proxy materials on the Internet?

A:

Yes. The Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report to Stockholders (including the 2018 Annual Report on Form 10-K), are available for viewing, printing, and downloading at www.proxyvote.com. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2018 is also available under the Investor Relations—Financial Information—Annual Report section of our website at www.athenex.com and through the SEC’s EDGAR system at http://www.sec.gov.

Q:	How may I vote my shares in person at the Annual Meeting?

A:

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to vote in person at the Annual Meeting, you will receive a ballot to record your vote at the meeting.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. If you choose to vote in person at the Annual Meeting, you will receive a ballot to record your vote at the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-579-1639 and following the recorded instructions; or

•

By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on June 10, 2019. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted.

Q:	How can I change my vote after submitting it?

A:	You can change your vote or revoke your proxy at any time before the closing of the polls at the Annual Meeting. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, New York 14203 at or before the taking of the vote at the meeting;

•

Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy unless you specifically request your prior proxy be revoked); or

•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on June 10, 2019.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	We plan to announce the preliminary voting results at the meeting. We plan to publish the final voting results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	How long will the proxy materials be available on the Internet?

A:

The Notice of Annual Meeting, Proxy Statement, 2018 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 will be available at www.proxyvote.com at least until the conclusion of the Annual Meeting. These materials are also available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information-Annual Meeting Materials section of our website at www.athenex.com and will remain posted on this website at least until the conclusion of the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

The board of directors currently consists of nine members and is divided into three classes, the members of which each serve for a staggered three-year term and until a successor has been elected and qualified, or if sooner, until such member’s death, resignation or removal. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our current Class II directors, Kim Campbell, Manson Fok and John Vierling, have been nominated to fill a three-year term expiring in 2022. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2020 and 2021, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the three Class II nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by the board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on your behalf for the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class II nominee as of April 15, 2019 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 1001 Main Street, Suite 600, Buffalo, NY 14203.

Class II Director Nominees for Terms Expiring in 2022

Name	Age	Position(s) with Athenex	Director Since
Kim Campbell	72	Director	October 2015
Manson Fok	62	Director	June 2015
John Moore Vierling, M.D.	73	Director	April 2019

Class III Directors with Terms Expiring in 2020

Name	Age	Position(s) with Athenex	Director Since
Johnson Y.N. Lau, M.D.	58	Chief Executive Officer and Chairman of the Board	November 2003
Jordan Kanfer	49	Director	April 2019
John Tiong Lu Koh	63	Director	April 2019

Class I Director Nominees for Terms Expiring in 2021

Name	Age	Position(s) with Athenex	Director Since
Benson Kwan Hung Tsang	54	Director	July 2018
Jinn Wu, Ph.D.	70	Director	April 2007
Stephanie Davis	55	Director	April 2019

Class II Director Nominees

Kim Campbell

The Right Honourable Kim Campbell has served as a member of the board of directors since October 2015 and is currently our Lead Independent Director. In 1993, Ms. Campbell served as Canada’s nineteenth and first female Prime Minister. More recently, Ms. Campbell has served as the Founding Principal of Peter Lougheed Leadership College at the University of Alberta since 2014 and as a professional speaker since 2001. She previously held cabinet portfolios as Minister of Justice and Attorney General, Minister of Indian Affairs and Northern Development and Minister of National Defence and Minister of Veterans’ Affairs. She was the first woman to hold the Justice and Defence portfolios, and the first woman to be Defence Minister of a NATO country. Ms. Campbell participated in major international meetings including the Commonwealth, NATO, the G-7 Summit and the United Nations General Assembly. After her tenure as Prime Minister, Ms. Campbell was a fellow at the Institute of Politics (Spring 1994) and the Shorenstein Center on Media, Politics and Public Policy (1994-1995) at the Harvard Kennedy School of Government. She served as the Canadian Consul General in Los Angeles (1996-2000), then returned to Harvard to teach at the Center for Public Leadership at the Kennedy School (2001-2004).

Ms. Campbell is a founding member of the World Leadership Alliance Club de Madrid, an organization of former heads of government and state who work to promote democratic values, where she served as Secretary General (2004-2006). She has also served as its Acting President in 2002, its Vice President in 2003-2004 and served on its board of directors from 2007-2011. Ms. Campbell is a member and chair emerita of the Council of Women World Leaders (1993-2003). The Council’s membership consists of women who hold or have held the office of President or Prime Minister. Ms. Campbell is a member of the International Women’s Forum, a global organization of women of significant and diverse achievement. She served as its president (2003-2005) and was inducted into the IWF Hall of Fame in 2008.

Today, Ms. Campbell devotes the majority of her time to serving as the founding principal of the Peter Lougheed Leadership College at the University of Alberta. She is also a trustee of the International Center for the Study of Radicalisation and Political Violence at King’s College London. She is a member of the Pacific Council on International Policy, the West Coast affiliate of the Council on Foreign Relations, and the Global Council of the Asia Society of New York. She is on the advisory board of Equal Voice and an honorary patron of Informed Opinions. She is also a senior advisor to the Crisis Group and an honorary board member of the Climate Action Reserve and previously served as a trustee of the Salk Institute for Biological Studies (2007-2010). Ms. Campbell earned her B.A. in political science and LL.B. from the University of British Columbia

We believe that Ms. Campbell serves as a valuable member of the board of directors due to her extensive experience serving on the boards of directors of a variety of other entities over the course of her career.

Manson Fok

Dr. Fok has served as a member of the board of directors since June 2015. Since March 2019, Dr. Fok has served as Dean of the Faculty of Medicine at Macau University of Science and Technology (“MUST”). From June 2013 to February 2019, Dr. Fok served as Dean, Faculty of Health Science at MUST. Dr. Fok has also served as chairman of Virtus Medical Group since January 2018. Prior to his service at MUST, beginning in October 2011 and until 2014, Dr. Fok served as the chairman of Pedder Clinic, a private medical practice in Hong Kong. He is also the Hospital Director of University Hospital at MUST; President of the Macau Healthcare Management and Promotion Association; Censor-in-Chief, World Chinese Doctors’ Association; Honorary Fellow, Chinese College of Surgeons; Committee member, the Council for Medical Affairs in Macau SAR, as well as the Academy of Medicine of Macau SAR, among many other leadership positions. Dr. Fok is also a director of Avalon Biomedical (Management) Limited (“Avalon BioMedical”), an investment holding company with a focus on Asian life sciences development and commercialization. Dr. Fok was awarded the 2014 Gusi Peace Prize in Humanitarianism for his remarkable contributions to medical education, healthcare delivery and cross-border biotechnology developments that act as a bridge within Asia and across continents. From 2016 to 2018, Dr. Fok served as the president of the same Peace Prize Foundation to continue promoting peace, cooperation and healthcare development in the Asia-Pacific region. After receiving his medical degree (M.B.B.S.) from the University of Hong Kong in 1982, Dr. Fok was appointed faculty in the Surgical Unit of the University of Hong Kong. Dr. Fok has published many original research papers in high-ranking international medical journals and chapters in various academic books focusing on minimally invasive treatment for esophageal surgery.

We believe that Dr. Fok serves as a valuable member of the board of directors due to his extensive knowledge of cross-border biotechnology developments that act as a bridge between the United States and Asia.

John Moore Vierling

Dr. Vierling has served as a member of the board of directors since April 2019. Dr. Vierling has served as a tenured Professor of Medicine and Surgery and Chief of Hepatology at the Baylor College of Medicine in Houston, Texas since 2005. He is also Director of Advanced Liver Therapies (a clinical research unit for adult liver diseases), Baylor Liver Health (a program for liver wellness) and Program Director of the Hepatology and Liver Transplantation Fellowship. He obtained his AB in Biology with Great Distinction from Stanford University and received his MD degree from Stanford University School of Medicine. He is ABIM certified in internal medicine and gastroenterology, and was formerly certified in Transplant Hepatology. He was the founding Medical Director of Liver Transplantation at both the University of Colorado Health Sciences Center and Cedars-Sinai/UCLA Medical Center, where he was Director of Hepatology beginning in 1990 and later Medical Director of Multi-Organ Transplantation. His clinical interests include autoimmune and alloimmune liver diseases, liver transplantation, hepatobiliary cancers, acute liver failure, viral hepatitis, non-alcoholic fatty liver disease, Wilson disease and drug-induced liver injury (“DILI”). His translational research interest is immunologic mechanisms of hepatobiliary injury in autoimmune and alloimmune liver diseases, cancer immunotherapy, DILI, viral hepatitis and acute liver failure. He has authored over 250 manuscripts, reviews and chapters. Honors include Phi Beta Kappa, Alpha Omega Alpha, Best Doctors in America, Top 1% physician rating by U.S. News and World Report, Who’s Who in America, Who’s Who in the World, Who’s Who in Science and Engineering and Who’s Who in Healthcare. He currently serves on the NIH NIDDK Liver Tissue and Cell Distribution System Coordinating Committee and the DSMB for their DILI Network. He also has served as President of the American Association for the Study of Liver Diseases, Secretary-Treasurer of Digestive Disease Week® and Chairman of the National Board of Directors of the American Liver Foundation.

Dr. Vierling was recommended to be nominated to the board of directors by the nominating and governance committee. We believe that Dr. Vierling serves as a valuable member of the board of directors due to his extensive medical experience and experience with clinical research.

Other Directors Not Up for Re-election at this Meeting

Stephanie Davis

Ms. Davis has served as a member of the board of directors since April 2019. She is currently a Senior Client Partner at Korn Ferry, where she has led the Private Equity/Technology markets in North America since August 2017 and is a core member of the CEO & Board practices. Prior to joining Korn Ferry, Ms. Davis spent 17 years at Spencer Stuart, another leading global executive search firm where she was a member of the CEO & Board Practice. Earlier in her career, she led the international division of educational software company, Jostens Learning Corporation, and was a management consultant with McKinsey & Company. Throughout her career, Ms. Davis has been active with nonprofits, and is currently serving as a Trustee for The Buckley School. Previously she has served as a National Trustee for The Boys & Girls Clubs of America and as a board member for Los Angeles Team Mentoring.

Ms. Davis is a frequent speaker on board governance and women in the boardroom, including: Princeton University’s She ROARS Conference 2018, “Earning your Stripes: The Journey to Board Membership”; Harvard Business School Reunion 2017, “Women on Boards”; and several corporate conferences. She is a founding sponsor of “2020 Women on Boards” national campaign, and past member of WomenCorporateDirectors. Ms. Davis earned her Master of Business Administration from Harvard Business School and Bachelor of Science in Engineering, cum laude, from Princeton University.

We believe that Ms. Davis serves as a valuable member of the board of directors due to her expertise in executive talent and leadership and her extensive experience in board practices.

Jordan Kanfer

Mr. Kanfer has served as a member of the board of directors since April 2019. Jordan Kanfer has served as a Managing Director, Convertible and Equity Research at Opti Capital Management, where he is responsible for all aspects of healthcare investing for both credit and equity components, since March 2018. He is currently a member of the American College of Healthcare Executives and serves on the Board of Advisors for dB Diagnostics Systems. Mr. Kanfer’s investment management experience includes working in various managerial and senior analyst roles, most recently for Arrowgrass Capital Partners from July 2014 to February 2018, and previously at TPG-Axon Capital, JANA Partners, and SAC Capital. Prior to working on the buy-side, Mr. Kanfer was a Vice President at Goldman, Sachs & Co., and previously worked in the healthcare industry in multiple consulting and operations capacities. He received an M.P.H. from the University of Massachusetts at Amherst and a B.A. in history from Yeshiva University.

We believe that Mr. Kanfer serves as a valuable member of the board of directors due to his extensive financial experience.

John Tiong Lu Koh

Mr. Koh has served as a member of the board of directors since April 2019. John Koh has served as an independent director of NSL Ltd.; Mapletree Industrial Trust, a Singapore listed REIT; Kris Energy; and Aurora Mobile Limited (Nasdaq: JG). He is Chairman of the Audit Committees of NSL, JG, and Kris Energy; and a Lead Independent Director for Mapletree REIT and Kris Energy. He has also served as a Senior Adviser to Global Counsel, a UK policy advisory business, since April 2016 and as Director of its Singapore company since March 2016. Mr. Koh has over 30 years of experience in investment banking and law having been a Managing Director and Senior Advisor of the Goldman Sachs Group until 2005. Prior to joining Goldman Sachs in 1999, Mr. Koh spent 19 years as a lawyer, including 7 years with Milbank Tweed and Paul Weiss, as well as serving in the Singapore Attorney-General’s Chambers office. Mr. Koh has an active interest in the arts and the book business as the owner of Bernard Quaritch Ltd., London’s oldest antiquarian bookseller. He is also a director of the National Library Board, National Museum and is on the development board of Oxford University’s Bodleian Library and advisory committees of the Victoria & Albert Museum and the Chelsea Physic Garden. Mr. Koh received a Singapore government scholarship to read economics and law at Trinity College, Cambridge and is also a graduate of Harvard Law School. He is also the author of the biography of Singapore’s first Chief Justice published in 2008 by the Singapore Academy of Law.

We believe that Mr. Koh serves as a valuable member of the board of directors due to his experience serving on other boards of directors and in investment banking and law.

Johnson Y.N. Lau

Dr. Lau has served as our Chief Executive Officer since 2011 and as Chairman of the Board since our inception in 2003. Dr. Lau has had extensive leadership experience in both scientific and business management. He previously served as Chairman and Chief Executive Officer of Ribapharm Inc. (“Ribapharm”), a company that engages in the development, acquisition, and commercialization of products for the treatment of diseases principally in the antiviral and anticancer areas, and oversaw the company’s initial public offering in 2002.

Ribapharm was acquired by Valeant Pharmaceuticals International (now known as Bausch Health) in 2003. Prior to Ribapharm, he served as Senior Vice President and Head of Research and Development for the pharmaceutical company, ICN Pharmaceuticals Inc. (“ICN”). Prior to joining ICN, Dr. Lau served as the Senior Director of Antiviral Therapy Research at the pharmaceutical company, Schering-Plough Corporation. Dr. Lau has contributed more than 200 scientific publications, editorials/reviews and chapters in peer reviewed scientific journals and has edited two books. He was a former Managing Director at Roth Capital Partners, LLC, an investment banking company, and a Director of the Board of Chelsea Therapeutics International, Ltd., a pharmaceutical company, serving as the Chair of the Audit and Risk Management Committee as well as the Corporate Governance Committee. He is currently serving on the board of Porton Fine Chemicals Ltd., a pharmaceutical company now known as Porton Pharma Solutions Ltd. and private companies including Avalon Biomedical, Avagenex Ltd., and AiViva Biopharma, Inc., as well as serving the Hong Kong X-Tech Startup platform as a general partner and mentor. He is also an Executive Board Member of the charity Project Vision and is an honorary professor/adjunct professor of the University of Hong Kong, Hong Kong Polytechnic University and Chongqing Southwestern Hospital, and a member of the Advisory Board of the School of Biomedical Sciences of the Chinese University of Hong Kong. Dr. Lau received his medical degree (M.B.B.S.) and medical doctorate degree (M.D.) from the University of Hong Kong. He is also a Fellow of the Royal College of Physicians.

We believe that Dr. Lau serves as a valuable member of the board of directors due to the perspective and experience he brings as our Chairman and Chief Executive Officer.

Benson Kwan Hung Tsang

Mr. Tsang has served as a member of the board of directors since July 2018. Mr. Tsang brings over 30 years of financial and general management experience to Athenex. Since July 2015, through his consulting firm, Benita Consulting Company, he provides financial and operational advisory services to companies in Canada and China. From March 2010 to June 2015, Mr. Tsang served as the Chief Financial Officer of ATA Inc. From July 2006 to February 2009, Mr. Tsang held the role of Chief Financial Officer of WuXi Pharmatech Inc. where he played a crucial role in the company’s successful IPO in 2007. From November 2011 to March 2013, he served as an independent director of Shangpharma Corp. Mr. Tsang has also held senior positions at PCCW Ltd., Imation Corp., Coopers & Lybrand and D&T. He is a member of the Chartered Professional Accountants of Canada and the Hong Kong Institute of Certified Public Accountants. Mr. Tsang holds a Bachelor of Commerce degree and an MBA from McMaster University in Ontario, Canada.

We believe that Mr. Tsang serves as a valuable member of the board of directors due to his extensive financial and management experience.

Jinn Wu

Dr. Wu has served as a member of the board of directors since April 2007. In 1987, Dr. Wu founded XenoBiotic Laboratories, Inc., or XBL, in Plainsboro, New Jersey, a contract research organization that provides an extensive array of clinical and preclinical research services to the biotechnology and pharmaceutical industries, and he served as its President until September 2014. Since then, Dr. Wu has served as Chief Scientific Officer and Senior Vice President of WuXi AppTec Group, a global contract research outsourcing provider, from 2015 to 2016 and, from 2017 through October 2018, as Scientific Strategic Advisor to WuXi AppTec Group. Dr. Wu has served as chairman of the board of AiViva Biopharma since 2016 and a member of the board of directors of Handa Biopharmaceuticals, Inc. since 2017. Dr. Wu earned a Ph.D in Natural Products and Medicinal Chemistry from Ohio State University and spent several years as a research scientist at FMC Corporation (NYSE: FMC), a chemical manufacturing company, before founding XBL. He is an adjunct professor at the Rutgers School of Biomedical and Health Sciences and is a member of the American Association of Pharmaceutical Scientists, the International Society for the Study of Xenobiotics, the American Society of Pharmacognosy and the American Chemical Society.

We believe that Dr. Wu serves as a valuable member of the board of directors due to his extensive medical experience and experience with clinical and preclinical research services.

Required Vote

Provided there is a quorum for the Annual Meeting, the Class II director nominees receiving a plurality of the affirmative votes cast at the meeting shall be elected as Class II directors. Votes withheld will have no legal effect on the election of directors. Under the rules of the New York Stock Exchange, which are also applicable to companies listed on the Nasdaq Global Select Market, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this proposal.

The board of directors unanimously recommends that stockholders vote FOR the three Class II director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The board of directors consists of nine directors, seven of whom are considered independent directors, one of whom is deemed not to be independent because he had a material relationship with us within the last three years, and our Chief Executive Officer, Johnson Y.N. Lau. Our certificate of incorporation and bylaws provide that the number of directors on the board of directors may be determined from time to time by resolution of the board. The board is currently divided into three classes, as follows:

•	Class I, which consists of Stephanie Davis, Benson Tsang and Jinn Wu, whose current terms will expire at our annual meeting of stockholders to be held in 2021;

•	Class II, which consists of Kim Campbell, Manson Fok and John Vierling, whose terms will expire at this Annual Meeting; and

•	Class III, which consists of Johnson Y.N. Lau, Jordan Kanfer and John Koh, whose terms will expire at our annual meeting of stockholders to be held in 2020.

Upon the expiration of the initial term of office for each class of directors, nominees in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy will be filled by the directors then in office. Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Chairman of the board of directors, Dr. Lau has authority to, among other things, call and preside over meetings of the board, set meeting agendas in consultation with the chairs of the applicable committees of the board and with the approval of the Lead Independent Director, and perform such other duties and responsibilities as requested by the board. Accordingly, Dr. Lau, along with the Lead Independent Director, has the ability to shape the work of the board. We believe Dr. Lau’s experience at the Company and on other public company boards allows him to possess detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and our business, and therefore, positions him well to develop agendas with the chairs of the applicable committees of the board and the Lead Independent Director that ensure the board’s time and attention are focused on critical matters.

The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the board of directors and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. While the board believes the combination of these positions has served the Company well, and intends to maintain this combination of roles where appropriate and practicable, the board does not believe that it would be inappropriate to separate the position of Chief Executive Officer and Chairman of the Board in the future.

When the Chairman of the Board and Chief Executive Officer are one person, a majority of the board’s independent directors designate a Lead Independent Director to provide additional independent leadership and oversight to the board. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the board, leads the board in discussions concerning the Chief Executive Officer’s employment, performance, compensation and dismissal, approves meeting agendas and meeting schedules for the board, approves information sent to the board, is available for consultation and direct communication if requested by major stockholders and performs such other duties and responsibilities as requested by the board. Ms. Campbell is currently the Lead Independent Director.

Director Independence

The board of directors has determined that each of Drs. Vierling and Wu, Mses. Campbell and Davis, and Messrs. Koh, Kanfer and Tsang are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards. Each member of our audit committee, compensation committee and nominating and governance committee are “independent” as defined in the currently applicable Nasdaq Stock Market listing standards, and each member of our audit committee and compensation committee also meet the heightened standard of “independence” under the Nasdaq Stock Market listing standards for audit committee and compensation committee members, as applicable.

The board directs the management of our business as provided by Delaware law and conducts its business through meetings of the board of directors and the audit, compensation, and nominating and governance committees. Further, from time to time, other committees may be established under the direction of the board when necessary to address specific issues. The composition of the board committees complies, when required, with the Nasdaq Stock Market listing standards and applicable law.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of the Company.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, the board of directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings led by the Lead Independent Director and at such other times requested by a non-employee director in a manner that is independent of our Chief Executive Officer.

Selection of Nominees for the Board of Directors

Company Nomination of Directors

The nominating and governance committee of the board of directors is responsible for selecting candidates as nominees for election as director based on assessing established criteria for evaluating nominees. In addition, the nominating and governance committee is responsible for establishing the procedures for our stockholders to nominate candidates to the board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including experience, integrity, competence, diversity, skills, industry knowledge and independence. One of the core functions of the nominating and governance committee is provide assistance to the board in ensuring the diversity of the board.

Stockholder Nomination of Directors

Our bylaws permit stockholders of record to nominate directors. The nominating and governance committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary at the principal executive offices of the Company. For director nominations with respect to an election to be held at an annual meeting of stockholders, the Corporate Secretary must receive the written notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, unless no annual meeting was held in the preceding year or the annual meeting is convened more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting. In that event, the Corporate Secretary must receive the written notice no more than 120 days prior to such annual meeting nor less than the later of (A) 90 days prior to such annual meeting and (B) 10 days after the earlier of (1) the day on which notice of the date of the meeting was mailed or (2) the day on which public disclosure of the date of the meeting was made. For director nominations with respect to an election to be held at a special meeting of stockholders, the Corporate Secretary must receive the written notice no more than 10 days after the earlier of (A) the day on which notice of the date of the special meeting was mailed or (B) the day on which public disclosure of the date of the special meeting was made. In the event that the number of directors to be elected to the board of directors at the annual meeting is increased after the time period for which stockholder nominations would otherwise be due and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which public announcement is first made by the Company. For each person the stockholder proposed to nominate for election as a director, the notice must include certain information about the proposed nominee and certain information about the stockholder making the proposal. Our bylaws contain the information required to be disclosed in the written notice and the deadlines for the written notice outlined above.

Information Regarding Meetings of the Board and Committees

During 2018, the board of directors held four meetings. During 2018, the board’s three permanent committees, the audit committee, compensation committee and nominating and governance committee, collectively held six meetings.

All of our directors attended at least 75% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2018. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. One of our directors attended our 2018 annual meeting of stockholders.

Board Committees

Committees of the Board of Directors

The board of directors has adopted written charters for each of its permanent committees, all of which are available under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com. The following table provides membership information of our directors in each committee of the board as of April 15, 2019:

	Audit Committee	Compensation Committee	Nominating & Governance Committee
Kim Campbell
Stephanie Davis
Jordan Kanfer
John Tiong Lu Koh
Benson Kwan Hung Tsang
John Vierling, M.D.
Jinn Wu, Ph.D.

= Committee Chair

= Committee Member

= Audit Committee Financial Expert

Audit Committee

The audit committee consists of Messrs. Tsang (Chair), Kanfer and Koh. Each of Messrs. Tsang, Kanfer and Koh satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(c) of the Nasdaq Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee met four times during our 2018 fiscal year.

The audit committee is responsible for, among other things:

•	overseeing our corporate accounting and financial reporting processes, our internal audit function, and the audit of our financial statements by our independent registered public accounting firm;

•

reviewing the qualifications, independence and performance of our independent registered public accounting firm, appointing the independent registered public accounting firm and determining and approving the fees paid to such firm;

•	monitoring the quality and integrity of our financial statements and reports;

•

reviewing the results of the annual audit, including recommending their inclusion in the Company’s annual report, and reviewing quarterly financial statements and the disclosures in the Company’s periodic reports filed with the SEC;

•

periodically reviewing the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the independent registered public accounting firm and our senior management, and reviewing and evaluating the organization and performance of our internal audit function;

•

reviewing the results of management’s efforts to monitor financial and regulatory compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics, including review and approval of related party transactions as applicable;

•	preparing the Audit Committee Report to be included in our annual proxy statement;

•

reviewing the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps taken by management to monitor and control these exposures; and

•	overseeing, with the compensation committee, our compensation policies and practices to avoid creating risks that are reasonably likely to have a material adverse effect on the Company.

The board of directors has affirmatively determined that Mr. Tsang is qualified as the “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The designation does not impose on Mr. Tsang any duties, obligations or liabilities that are greater than those generally imposed on members of the audit committee and the board of directors.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee consists of Ms. Davis (Chair) and Mr. Tsang and Dr. Vierling. Each of Ms. Davis, Mr. Tsang and Dr. Vierling satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(d) of the Nasdaq Stock Market listing standards. The compensation committee met once during our 2018 fiscal year.

The compensation committee is responsible for, among other things:

•	reviewing our overall compensation philosophy, goals and objectives and establish, review and approve policies regarding our executive compensation programs and practices;

•	reviewing and recommending to the board of directors compensation for our chief executive officer, other executive officers and members of the board;

•

evaluating the performance of the chief executive officer based on the goals and objectives established for the chief executive officer, including my considering our performance, relative stockholder returns, compensation programs at comparable companies, and past awards to the chief executive officer;

•

reviewing and recommending to the board of directors annual and long-term incentive compensation plans for executive officers and any employment, compensation or retirement arrangements with the executive officers;

•	reviewing, administering and, if necessary, revising our 401(k) plan, any deferred compensation plans, and any additional employee benefit plans;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures;

•	engaging, managing and reviewing the performance of any compensation consultant providing us services; and

•

overseeing our compliance with regulatory requirements associated with compensation of our directors, executive officers and other employees, including reviewing executive compensation disclosures, any conflict of interest disclosure with regard to any compensation consultant retained by the compensation committee, and any other compensation disclosure prepared in response to disclosure requirements to the extent applicable to us.

Pursuant to its written charter, the compensation committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties.

Nominating and Governance Committee

The nominating and governance committee consists of Mses. Campbell (Chair) and Davis and Dr. Wu. All members of the nominating and governance committee are independent directors, as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing standards. The nominating and governance committee met once during our 2018 fiscal year.

The nominating and governance committee is responsible for, among other things:

•	identifying and screening candidates for the board of directors, and recommending nominees for election as directors;

•	reviewing and evaluating any candidates for the board of directors submitted by our stockholders;

•	monitoring and safeguarding the independence of the board of directors, including evaluating any conflicts of interest;

•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board of directors;

•

reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	evaluate the board of directors and management on an annual basis;

•	reviewing and monitoring our code of business conduct and ethics and evaluating management’s communication of the importance of our code of conduct; and

•	generally advising the board on corporate governance and related matters.

Risk Oversight

While the Company’s senior management has responsibility for the management of risk, the board of directors plays an important role in overseeing this function. The board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, the audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets and risks related to cybersecurity. The compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company. The nominating and governance committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full board of directors as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, executive officers and employees of the Company and addresses, among other things, conflicts of interest, corporate opportunities, regulatory reporting, corporate communications and confidentiality requirements. The code also addresses, among other things, keeping appropriate records to ensure proper disclosure controls and procedures and internal controls over financial reporting. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The nominating and governance committee is responsible for applying and interpreting our code of business conduct and ethics in situations where questions are presented to it. The audit committee, in conjunction with the nominating and governance committee, monitors the employee hotline for concerns relating to the code of business conduct and ethics and accounting or auditing concerns. Our code of business conduct and ethics is posted under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 1001 Main Street, Suite 600, Buffalo, NY 14203. Any stockholder communications will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board of directors due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

The board of directors determines the compensation of its members. In addition, we reimburse each of our directors for any out-of-pocket expenses incurred in connection with attending board meetings and board committee meetings. The board of directors uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the time commitment and skill level required of members of our board of directors and the competitive market for director compensation.

The following table sets forth the total compensation paid to each of our non-employee directors in 2018.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Kim Campbell(2)	37,000	179,261	216,261

Michael Cannon(3)	22,500	179,261	201,761

Manson Fok(4)	30,000	149,384	179,384

Antony Leung(5)	11,000	—	11,000

Sheldon Trainor-De Girolamo(6)	42,750	194,200	236,950

Benson Tsang(7)	18,000	112,074	130,074

Jinn Wu(8)	34,250	164,323	198,573

Song-Yi Zhang(9)	34,250	164,323	198,573

James Zukin(10)	25,750	194,200	219,950

(1)

The amounts in this column reflect the aggregate grant date fair value of the stock options under FASB ASC Topic 718, which was determined using the Black-Scholes Method and the assumptions set forth in Note 14 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Ms. Campbell held options to acquire 96,000 shares of our common stock as of December 31, 2018.
(3)	Mr. Cannon resigned from the board of directors as of June 13, 2018. Mr. Cannon did not hold any options to acquire shares of our common stock as of December 31, 2018.
(4)	Dr. Fok held options to acquire 326,000 shares of our common stock as of December 31, 2018.
(5)	Mr. Leung resigned from the board of directors as of March 13, 2018. Mr. Leung held 63,000 options to acquire shares of our common stock as of December 31, 2018.
(6)	Mr. Trainor-De Girolamo resigned from the board of directors as of March 18, 2019. Mr. Trainor-De Girolamo held options to acquire 38,000 shares of our common stock as of December 31, 2018.
(7)	Mr. Tsang held options to acquire 9,750 shares of our common stock as of December 31, 2018.
(8)	Dr. Wu held options to acquire 295,000 shares of our common stock as of December 31, 2018.
(9)	Mr. Zhang held options to acquire 173,000 shares of our common stock as of December 31, 2018. Mr. Zhang resigned from the board of directors as of March 25, 2019.
(10)	Mr. Zukin resigned from the board of directors as of July 1, 2018. Mr. Zukin held options to acquire 19,500 shares of our common stock as of December 31, 2018.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 15, 2019.

Name	Age	Position(s)

Johnson Lau, M.D.	58	Chief Executive Officer and Chairman of the Board

Randoll Sze	38	Chief Financial Officer

Jeffrey Yordon	70	Chief Operating Officer and President, Athenex Pharmaceutical Division

Rudolf Kwan, M.B.B.S.	66	Chief Medical Officer

Simon Pedder, Ph.D.	58	Chief Business and Strategy Officer, Proprietary Products

William Zuo, Ph.D.	57	President, China Division

The following is a biographical summary of the experience of our executive officers, other than Dr. Lau, whose biography appears above in “Proposal One—Election of Directors—Other Directors Not Up for Re-Election at this Meeting.”

Randoll Sze

Mr. Sze has served as our Chief Financial Officer since August 2018. Prior to his appointment and since October 2017, Mr. Sze served as our Director of Corporate Development and Investor Relations, Asia Pacific. Prior to joining us, Mr. Sze began his career at Credit Suisse (Hong Kong) Limited (“Credit Suisse”) in 2006, and was most recently a Director in its Investment Banking and Capital Markets Division in Hong Kong, a position he held from January 2016 to October 2017. While at Credit Suisse, Mr. Sze worked primarily on financing and strategic advisory transactions for both private and public companies. Mr. Sze obtained a B.S. from University of California, Berkeley, and an M.S. degree from Columbia University.

Jeffrey Yordon

Mr. Yordon joined our company as President, Athenex Pharmaceutical Division in April 2016 and in February 2017 he was appointed as our Chief Operating Officer. Mr. Yordon has held multiple senior management positions in the pharmaceutical industry over the last 46 years. Mr. Yordon was the Founder, Chairman and Chief Executive Officer of Sagent Pharmaceuticals from 2007 until joining us in 2016. Prior to that Mr. Yordon was the COO of American Pharmaceutical Partners where he was a co-founder until the company was eventually sold to Fresenius. Mr. Yordon was the CEO of Faulding Pharmaceuticals, CEO and founder of YorPharm, COO of Gensia Pharmaceuticals and he was involved in the sale of each of these companies to Apotex, Teva and Hospira, respectively. Mr. Yordon was an Ernst & Young Entrepreneur of the Year in 2011, was inducted into the Chicago Entrepreneur Hall of Fame in 2014, won a prestigious Innovation Award from the City of Chicago, was appointed to the Chicago Innovation Council in 2014, was appointed by Governor Rauner to the Illinois Sports Facilities Authority in 2015, has been appointed to be the Chairman of the Board of the Northern Illinois University Foundation, is the Chair of the NIU Political Science Advisory Panel and is actively involved in the NIU Athletic program. Mr. Yordon received a B.A. in Political Science from Northern Illinois University.

Rudolf Kwan

Dr. Kwan has served as our Chief Medical Officer since 2014 and has advised our company since 2008. Until February 2017, Dr. Kwan was engaged on a consultant basis. Dr. Kwan has over 20 years of experience in the pharmaceutical industry in global clinical development and operations. Before joining us, he served dual roles at Schering-Plough as Vice President and Regional Head of Asia Pacific Global Clinical Operations and Vice President of Global Clinical Development (“CNS”). In the clinical operations position, Dr. Kwan successfully recruited Heads of Clinical Operations for China, South East Asia, Australia, Taiwan and South Korea and set up

the infrastructure to conduct global clinical trials in Asia Pacific for Schering-Plough. As Vice President of Global CNS he was responsible for the clinical development of all Schering-Plough’s central nervous system drugs, globally, where his achievements included overseeing development and execution of a bioequivalence registration strategy for a new formulation of Temodol for glioblastoma, which led to a simultaneous global registration. He also designed and executed multiple global development programs. He held similar positions at Chiron Corporation and was at Smith-Kline Beecham.

Dr. Kwan obtained his medical degree (MBBS) from the University of Hong Kong, and received subsequent training at the University of Wales and is a member of the Royal College of Physicians in the United Kingdom. He was a member and Chair of the Data Monitoring and Safety Board and Protocol Review Board for the Clinical Trial Network of the National Institute on Drug Abuse of the U.S. National Institutes of Health (“NIH”). He was also a member of several advisory panels and grant review panels for the NIH.

Simon Pedder

Dr. Pedder joined our company as Chief Business Development Officer in February 2016 and now serves as our Chief Business and Strategy Officer for Proprietary Products. Dr. Pedder has had a long career in both drug development and commercialization. This includes recent leadership roles with publicly traded biotechnology companies. He was President and CEO of Cellectar Biosciences from April 2014 to June 2015. He was President and CEO of Chelsea Therapeutics from May 2004 to July 2012. Previously he was Vice President of Oncology Pharma Business, and a company officer at Hoffmann-La Roche, as well he has served as the Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of Hepatitis Franchise at Roche. Dr. Pedder has served on the board of directors of Mateon Therapeutics, Inc. since March 2016, Delcath Systems, Inc. since November 2017 and Cerecor, Inc. since April 2018. Formerly, he was a member of the faculty in the Department of Pharmacology in College of Medicine in the University of Saskatchewan, where he obtained his Ph.D in Pharmacology. During his longstanding career in pharmaceutical development, Dr. Pedder has led the late stage development and commercial launch of multiple proprietary pharmaceutical products. In addition to his Ph.D in Pharmacology, Dr. Pedder obtained a Master of Science in Toxicology from Concordia University, a Bachelor of Science in Environmental Studies from the University of Waterloo, and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School.

William Zuo

Dr. Zuo joined our company in 2015 as President of our China operations in conjunction with our acquisition of Polymed Therapeutics. Dr. Zuo had served as President of Polymed Therapeutics since 1995 and Chairman of Chongqing Taihao Pharmaceutical since 2012. Dr. Zuo’s career has focused on the development, manufacture, and sale and marketing of various complex API on a global basis, especially injectable oncology active pharmaceutical ingredients. Dr. Zuo was the chief executive officer of the Fibrocell Science Group Companies in Asia from 2010 to 2013. Dr. Zuo oversaw the introduction of the U.S. FDA approved cell therapeutics product, LaViv, to the Asia market. He has overseen the construction of multiple current Good Manufacturing Practices (“cGMP”) facilities in China and has extensive experience with the Food and Drug Administrations in both China and the United States. Dr. Zuo received his Ph.D in Nanotechnology from Rice University where he worked extensively with Dr. Richard Smalley, the late Nobel Prize Scholar in Chemistry. Dr. Zuo also has Master degrees in Chemical Engineering and Applied Mathematics from Rice University.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Our named executive officers for the fiscal year ended December 31, 2018 are:

•	Johnson Y.N. Lau, our Chief Executive Officer and Chairman of the Board;
•	Rudolf Kwan, our Chief Medical Officer; and
•	Jeffrey Yordon, our Chief Operating Officer and President, Athenex Pharmaceutical Division.

Compensation Overview

We are continually evaluating various compensation programs to implement as our business evolves. The disclosures below describe our current compensation practices.

We review compensation annually for our named executive officers. In setting base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to the Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee determines the compensation for our executive officers. The compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, the compensation committee then approves the compensation for our executive officers. The board of directors, without members of management present, discusses the compensation committee’s report on these matters and approves the compensation of our chief executive officer.

In accordance with good governance practices, we manage our executive compensation program so that cash incentives and equity awards are subject to (1) recoupment and forfeiture in the event our executive officers no longer serve with us and (2) clawback in the event of certain financial restatements.

Summary Compensation Table

The following table shows information regarding the compensation for our named executive officers for the fiscal years ended December 31, 2017 and December 31, 2018.

Name and Principal Position	Year	Salary ($)		Stocks Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Nonqualified deferred compensation earnings ($)(2)		All Other Compensation ($)(3)		Total ($)
Johnson Y.N. Lau	2018	500,000		—	2,490,000	150,000		13,682		23,457		3,177,139
Chief Executive Officer and Chairman of the Board	2017	500,000	(4)	4,400,000	6	—		386	(5)	22,424		4,922,816	(6)

Rudolf Kwan	2018	314,615		—	1,195,200	150,000		—		8,763		1,668,578
Chief Medical Officer	2017	288,077		—	933,581	—		—		3,762		1,225,420

Jeffrey Yordon	2018	400,000		—	996,000	272,000		—		3,240		1,671,240
Chief Operating Officer and President, Athenex Pharmaceutical Division	2017	400,000		—	1,533,741	135,000	(7)	—		12,847	(8)	2,081,588	(8)

(1)

The amounts in this column reflect the aggregate grant date fair value of the stock options under FASB ASC Topic 718, which was determined using the Black-Scholes Method and the assumptions set forth in Note 14, Stock-Based Compensation, of the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. For 2018, each of Drs. Lau and Kwan and Mr. Yordon received a grant of stock options on March 27, 2018, with an exercise price of $17.30 and a grant date value for each stock option of $9.96.

(2)

Dr. Lau’s employment agreement provides for interest on his deferred compensation. The amounts in this column reflect the portion of the interest that is considered above-market or preferential earnings.

(3)	The table below shows the components of the All Other Compensation column for 2018:

Name	401(k) Matching Contributions ($)	Company- Paid Health Insurance ($)	Medical Opt-Out Payments ($)	Group- Term Life Insurance ($)	HSA Contribution ($)

Johnson Y.N. Lau	8,096	13,785	—	576	1,000

Rudolf Kwan	6,987	—	1,200	576	—

Jeffrey Yordon	2,387	—	277	576	—
(4)

In our previous proxy statement, we stated Dr. Lau’s salary in 2017 was $200,000. Dr. Lau’s actual salary in 2017 was $500,000, which was comprised of $200,000 in salary payable in 2017 and $300,000 in deferred compensation.

(5)

In our previous proxy statement, we stated Dr. Lau’s total deferred compensation of $300,000 in this column for 2017 rather than just the above-market earnings. Dr. Lau’s above-market earnings on his deferred compensation in 2017 were $386.

(6)

In our previous proxy statement, we stated Dr. Lau’s total compensation in 2017 as $4,922,430. Dr. Lau’s actual total compensation in 2017, which now includes the above-market earnings on his deferred compensation in 2017, was $4,922,816.

(7)	In our previous proxy statement, we stated Mr. Yordon’s 2017 non-equity incentive plan compensation of $135,000 as a bonus. Mr. Yordon received $135,000 in non-equity compensation in 2017.

(8)

In our previous proxy statement, we stated that All Other Compensation for Mr. Yordon in 2017 was $13,232, which consisted of $11,546 in 401(k) matching contributions, $1,200 in medical opt-out payments and $487 in group term life insurance. Mr. Yordon’s actual 401(k) matching contributions in 2017 were $11,160. Accordingly, in 2017, All Other Compensation for Mr. Yordon was $12,847 and his actual total compensation was $2,081,588.

Narrative to Summary Compensation Table

Annual Salary

Our compensation committee reviews the annual salaries of our named executive officers. In considering changes in annual salary for 2018, the compensation committee considered management’s proposal for the named executive officers. Based on such review, Dr. Kwan’s base salary was increased from $300,000 to $320,000 effective March 27, 2018.

2017 Omnibus Incentive Plan

Our 2017 Omnibus Incentive Plan (the “2017 Plan”) provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any parent and subsidiary employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of certain affiliated entities. We typically grant stock options at the start of employment to each named executive officer and our other employees. Before 2019, we did not maintain a practice of granting additional equity on an annual basis. Beginning in 2019, the compensation committee expects to evaluate each year whether our executives will receive an award of equity-based compensation as one component of their overall compensation for such year. The compensation committee expects to establish and review a target grant amount for each executive based on comparable market data and to determine the amount granted to each executive based on his individual performance and our overall performance as a company.

We award our equity grants on the date the board of directors approves the grant. We set the option exercise price based on the closing price of our common stock on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our executives and most employees typically vest 25% on each anniversary of the vesting commencement date over either a three- or four-year period. For further information on our equity compensation plans, see “Equity Compensation Plan Information” below.

Each of Drs. Lau and Kwan and Mr. Yordon received a grant of stock options on March 27, 2018 to purchase 250,000, 120,000 and 100,000 shares of our common stock, respectively, with an exercise price of $17.30, and that vest in four equal annual installments beginning on March 27, 2019.

Non-Equity Incentive Plan Compensation

Our compensation committee annually establishes a target bonus and individual bonus criteria for each named executive officer. If the named executive officer meets the criteria, he is eligible for the established target bonus amount, subject to the discretion of the compensation committee. The compensation committee reviews the performance of each named executive officer and determines the bonus amount payable to such officer.

The target bonus in 2018 for each of our named executive officers was 80 percent of their respective base salaries. Dr. Lau’s bonus criteria for 2018 included the achievement of our full-year overall financial forecast, setting up our European operation, and delivering a new platform. Dr. Kwan’s bonus criteria for 2018 included development of Oraxol, development of the Orascovery program, completion of clinical studies for Almirall, and development of KX01 and KX02. Mr. Yordon’s bonus criteria for 2018 included achieving net profits for Athenex Pharmaceutical Division of greater than $4 million. While the compensation committee considers the established bonus criteria, it also takes into account any changes in our business goals in determining the amount of cash bonus our named executive officers should receive. Based on its discretion, after taking into consideration these criteria and our named executive officers’ performance during the year, the compensation committee decided to award $150,000, $150,000 and $272,000 to Drs. Lau and Kwan and Mr. Yordon, respectively, for 2018.

The board of directors allowed our named executive officers to elect to receive payment of their 2018 bonus in cash or an award of unrestricted common stock pursuant to our 2017 Omnibus Incentive Plan. The executive officers could elect to receive all or a portion of their cash bonus in shares, which we refer to as the “Elected Amount.” The number of shares that the officers were eligible to receive was calculated by dividing (a) 95% of the after-tax Elected Amount by (b) 90% of the volume weighted average closing price of our common stock for the 10-day period from March 25 to April 5, 2019. Any balance of the Elected Amount not received in shares was used to cover applicable tax withholding on the discount to the share price paid for the shares, with any remaining balance returned to the officer in cash. The officers who elected to receive payment in shares of common stock are required to hold those shares for a period of at least six months following the date the shares were issued.

401(k) Plan

Our employees are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $18,500 in 2018. Participants who are 50 years or older can also make “catch up” contributions, which in 2018 was up to an additional $6,000 (or a combined maximum of $24,500). Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions. We make matching contributions to our employees of an amount equal to 50% of their elective deferral which does not exceed 8% of their compensation.

Non-Qualified Deferred Compensation

Our Restated Non-Qualified Deferred Compensation Plan allows certain of our officers, including Dr. Lau, to defer portions of their compensation to be paid at specific times after their separation from the Company. Pursuant to the terms of his employment agreement, Dr. Lau earns interest at a rate of four percent per annum on deferred compensation until paid. No other named executive officers participate in our Restated Non-Qualified Deferred Compensation Plan.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Employment Agreements

Johnson Y.N. Lau

We entered into an amended and restated employment agreement with Dr. Lau, effective June 1, 2015, amended June 26, 2015. His employment agreement is automatically renewed for additional one-year terms beginning on March 1, 2016 and each anniversary thereof, unless on or before such date Dr. Lau or we deliver a written notice at least 90 days in advance of such date to the other indicating non-renewal. Dr. Lau’s employment agreement was automatically renewed on March 1, 2018. The agreement contains customary non-solicitation, non-competition and confidentiality provisions.

Under the agreement, Dr. Lau is entitled to receive an annual base salary of $200,000 and annual deferred compensation of $300,000 that earns interest at a rate of four percent per annum until paid. We meet annually with Dr. Lau to review and revise his compensation for the following calendar year. If we cannot agree with Dr. Lau on his compensation for the next calendar year on or before December 31 of the current calendar year, and Dr. Lau resigns as a result thereof, such resignation is deemed a termination without cause.

Dr. Lau’s employment agreement provides us with a right to repurchase all or any portion of the 200,000 shares of series A preferred stock that Dr. Lau acquired on March 10, 2014 under the terms of his employment agreement. The price of such shares shall be equal to the fair market value of such shares as agreed to in good faith between us and Dr. Lau.

Upon Dr. Lau’s termination of employment without good reason or as a result of his death or disability, he shall be entitled to receive all previously earned and accrued but unpaid base salary, bonuses and benefits up to the date of such termination. Upon Dr. Lau’s termination of his employment for good reason or our termination of his employment without cause or do not renew his employment agreement, he is entitled to receive unpaid base salary, bonuses and benefits up to the date of such termination, base salary in effect as of the date of termination for a period of 36 months following the date of such termination and a cash payment equal to the value of our contribution to any benefits subscribed to by Dr. Lau at the time of termination for a 36-month period, provided Dr. Lau elects to provide consulting services to us during such period. During such consulting period, Dr. Lau shall be paid reasonable compensation for services rendered to us and our affiliates, receive continuation of health insurance or payment of premiums and would continue to be subject to the other applicable restrictive covenants in his employment agreement.

Rudolf Kwan

We entered into an employment agreement with Dr. Kwan, effective February 21, 2017. The initial term of the agreement is three years and shall continue to renew for additional one year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation, non-competition and confidentiality provisions.

Under the agreement, Dr. Kwan is entitled to receive an annual base salary of $300,000, as may be adjusted upward from time to time. Dr. Kwan is also eligible to be considered for a year end bonus with other senior executives.

Upon termination of Dr. Kwan’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Dr. Kwan with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Dr. Kwan’s employment without good reason, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Upon termination of Dr. Kwan’s employment for good reason or our termination of his employment without cause, he continues to receive his current base salary until February 21, 2019 and, if the non-compete period extends beyond such date, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Dr. Kwan or his estate is contingent upon execution of a release of claims.

Upon termination of Dr. Kwan’s employment upon or after the expiration of the initial two-year term, or if we terminate his employment without cause or he terminates his employment for good reason, and his non-competition period, which is one year following the date of such termination, extends beyond February 21, 2019, then we are deemed to have waived Dr. Kwan’s compliance with the non-competition provision unless we elect to provide Dr. Kwan with notice within 10 business days of the effective date of such termination that we elected to enforce the non-competition provisions following such termination. In such case, we continue to pay through the end of Dr. Kwan’s non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Dr. Kwan and his family, if applicable, were receiving as of the date of termination.

Jeffrey Yordon

We entered into an employment agreement with Mr. Yordon, effective February 21, 2017. The initial term of the agreement is three years and shall continue to renew for additional one year terms until terminated pursuant to its terms. The agreement also contains customary non-solicitation, non-competition and confidentiality provisions.

Under the agreement, Mr. Yordon is entitled to receive an annual base salary of $400,000, as may be adjusted upward from time to time. Mr. Yordon is also eligible to be considered for a year end bonus with other senior executives.

Upon termination of Mr. Yordon’s employment as a result of his death or disability, he is entitled to receive all compensation or benefits required under applicable law, his annual bonus, if earned, for the calendar year in which such termination occurred (prorated for any partial year), and, if such termination is as a result of disability, an amount sufficient to provide Mr. Yordon with one year of healthcare coverage comparable to what he would have received while employed. Upon termination of Mr. Yordon’s employment without good reason, he is entitled to receive all compensation or benefits required under applicable law and, if applicable, the amounts paid during the non-compete period (as discussed below). Upon termination of Mr. Yordon’s employment for good reason or our termination of his employment without cause, he continues to receive his current base salary until February 21, 2019 and, if the non-compete period extends beyond such date, the amounts paid during the non-compete period (as discussed below). Any post-termination payment to Mr. Yordon or his estate is contingent upon execution of a release of claims.

Upon termination of Mr. Yordon’s employment upon or after the expiration of the initial two-year term, or if we terminate his employment without cause or he terminates his employment for good reason, and his non-competition period, which is one year following the date of such termination, extends beyond February 21, 2019, then we are deemed to have waived Mr. Yordon’s compliance with the non-competition provision unless we elect to provide Mr. Yordon with notice within 10 business days of the effective date of such termination that we elected to enforce the non-competition provisions following such termination. In such case, we continue to pay through the end of Mr. Yordon’s non-competition period his full amount of base salary and an amount equal to our contribution toward healthcare insurance coverage which Mr. Yordon and his family, if applicable, were receiving as of the date of termination.

Outstanding Equity Awards as of December 31, 2018

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2018:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date
Johnson Y.N. Lau	230,000	—	4.55	5/9/2021
	150,000	—	4.55	3/26/2022
	1,200,000	—	4.55	1/2/2023
	1,400,000	—	7.50	5/22/2025
	1		11.00	6/13/2027
	—	250,000(2)	17.30	3/27/2028
Rudolf Kwan	24,000	—	4.55	12/10/2019
	48,000	—	4.55	5/9/2021
	96,000	—	4.55	1/2/2023
	48,000	—	4.55	5/13/2023
	120,000	—	4.55	2/12/2024
	48,000	—	4.55	6/12/2024
	200,000	—	5.50	12/16/2024
	90,000	30,000(3)	7.50	5/22/2025(4)
	46,667	93,333(5)	11.00	6/13/2027
	—	120,000(6)	17.30	3/27/2028
Jeffrey Yordon	150,000	—	9.00	6/19/2026
	76,667	153,333(7)	11.00	6/13/2027
	—	100,000(8)	17.30	3/27/2028

(1)

For option grants prior to our initial public offering on June 14, 2017, we determined the option exercise price based on our per-share valuation on the date of grant. After our initial public offering on June 14, 2017, we determine the option exercise price based on the closing price of our common stock on the date of grant.

(2)	This option vests in four equal annual installments beginning on March 27, 2019.
(3)	This option vests in four equal annual installments beginning on May 22, 2016.
(4)	In our previous proxy statement, we stated that the option expiration date for this option was May 25, 2025. This option expires on May 22, 2025.
(5)	This option vests in three equal annual installments beginning on June 13, 2018.
(6)	This option vests in four equal annual installments beginning on March 27, 2019.
(7)	This option vests in three equal annual installments beginning on June 13, 2018.
(8)	This option vests in four equal annual installments beginning on March 27, 2019.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders

First Amended and Restated 2004 Common Unit Option Plan	41,944	$4.55	0

First Amended and Restated 2007 Common Unit Option Plan	680,856	$4.55	0

2017 Omnibus Incentive Plan	2,853,474	$14.12	1,274,031

2017 Employee Stock Purchase Plan	0	$0.00	958,267(2)

Equity compensation plans not approved by security holders

2013 Common Stock Option Plan(1)	7,111,376	$6.59	2,025,543

Total	10,687,650	$8.51	4,257,841

(1)

Our 2013 Common Stock Option Plan (the “2013 Plan”) was adopted by the board of directors in 2012 and authorized us to make grants of non-qualified stock options to our employees, directors and consultants and any employees, directors and consultants of a parent or subsidiary. We ceased issuing awards under the 2013 Plan following the implementation of the 2017 Plan in May 2017.

(2)	This includes 39,656 shares of our common stock that are eligible for issuance in the current offering period that began on December 1, 2018 and ends on May 31, 2019.

AUDIT COMMITTEE REPORT

The audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2018, (2) discussed with Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from D&T concerning applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the audit committee concerning independence, and has discussed with D&T its independence. Based upon these discussions and reviews, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 11, 2019.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Benson Kwan Hung Tsang (Chair)

Jinn Wu, Ph.D.

Pre-Approval Policy

The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis. The audit committee pre-approved all services performed by, and all fees paid to, D&T for the fiscal years ended December 31, 2018 and December 31, 2017.

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to us by D&T in 2018 and 2017. A description of these various fees and services follows the table.

	2018	2017

Audit Fees	$781,227	$923,864

Audit-Related Fees	32,185	—

Tax Fees	—	—

All Other Fees	2,061	2,061

Total Fees	$815,473	$925,925

Audit Fees

Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration of our follow-on offering.

Audit-Related Fees

Audit-related fees include fees related to assurance and related services that are traditionally performed by an external auditor. No audit-related fees were billed to us by D&T for the year ended December 31, 2017.

Tax Fees

No tax fees were billed to us by D&T for the years ended December 31, 2018 or 2017.

All Other Fees

All other fees include subscriptions for online technical accounting resources provided by D&T for the years ended December 31, 2018 or 2017.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, including the audit committee, has selected and appointed D&T as the Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2019, and recommends that stockholders vote for the ratification of this appointment. D&T has audited our financial statements annually since 2015. D&T has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding its selection of D&T, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in the Company’s best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider, but might not change, its selection of independent registered public accounting firm.

Representatives of D&T are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Provided there is a quorum for the meeting, ratification of the appointment of D&T as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Because the ratification of the appointment of D&T is considered a “routine” matter on which brokers may vote without specific instructions from their customers, there will be no broker non-votes in connection with this proposal.

The board of directors unanimously recommends that stockholders vote FOR the ratification of the appointment of D&T as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information as of April 15, 2019 about (1) the persons known by us to be the record or beneficial owner of more than 5% of our common stock and (2) the shares of our common stock held by (i) each of our directors; (ii) each of our named executive officers (as identified under the heading “Executive Compensation”); and (iii) all of our directors and executive officers as a group. Percentages are based on 67,055,698 shares issued and outstanding as of April 15, 2019. Except as otherwise indicated, the address of each of the persons in this table is c/o Athenex, Inc., 1001 Main Street, Suite 600, Buffalo, NY 14203.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class (1)
5% Stockholders
Ma Huateng 29/F Three Pacific Place 1 Queen’s Road East Wanchai, Hong Kong	6,285,800(2)	9.4%
Perceptive Advisors LLC, et al 51 Astor Place, 10th Floor New York, New York 10003	5,521,022(3)	8.2%
Mandra Entities c/o Newhaven Trustees (BVI) Limited 3rd Floor. J&C Building P.O. Box 933 Road Town, Tortola, British Virgin Islands VG1110	4,225,789(4)	6.3%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,616,333(5)	5.4%

Directors
Kim Campbell	67,500(6)	*
Stephanie A. Davis	—	—
Manson Fok	2,961,824(7)	4.4%
Jordan Kanfer	1,684*
John Tiong Lu Koh	—	—
Johnson Y.N. Lau (8)	7,060,350(9)	10.1%
Benson Tsang	—	—
John M. Vierling	—	—
Jinn Wu	589,583(10)	*

Named Executive Officers
Rudolf Kwan	933,322(11)	1.4%
Jeffrey Yordon	537,260(12)	*
All directors and executive officers as a group (14 persons)	13,590,787(13)	18.8%

*	Less than 1%.
(1)

The amounts reported by each person are as of April 15, 2019, with percentages based on 67,055,698 shares issued and outstanding as of that date, except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which a person, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the person’s benefit, and includes shares that may be acquired within 60 days, including the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days by the exercise of options are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole dispositive power with respect to the all of the shares shown in the table.

(2)

This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13G dated December 31, 2018 filed with the Securities and Exchange Commission by Ma Huateng and Advance Data Services Limited (“ADSL”) and a Form 3, Initial Statement of Beneficial Ownership of Securities, filed with the Securities and Exchange Commission by Ma Huateng and ADSL on July 13, 2017. ADSL directly owns 6,205,800 shares of common stock. As the sole owner of ADSL, Ma Huateng may be deemed to beneficially own the shares owned by ADSL. Ma Huateng and ADSL each report sole voting and sole dispositive power with respect to the shares owned by ADSL. The amount shown includes a presently exercisable option to purchase 80,000 shares of common stock held by Ma Huateng.

(3)

This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13G dated December 31, 2018 filed with the Securities and Exchange Commission by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). The Master Fund directly holds 5,096,022 shares of common stock. Additionally, a separate fund managed by Perceptive Advisors LLC holds warrants that may be exercised for 425,000 shares of common stock. Perceptive Advisors LLC, which serves as the investment manager to the Master Fund, and Mr. Edelman, the managing member of Perceptive Advisors LLC, may each be deemed to beneficially own the securities directly held by the Master Fund. Perceptive Advisors LLC and Mr. Edelman each report shared voting and shared dispositive power with respect to all 5,521,022 shares. The Master Fund reports shared voting and shared dispositive power with respect to the 5,096,022 shares it directly holds.

(4)

This information as to the beneficial ownership of shares of our common stock is based on the Form 4, Statement of Changes in Beneficial Ownership, filed with the Securities and Exchange Commission on March 14, 2019 by Song-Yi Zhang, one of our former directors. The amount shown reflects 3,938,613 shares of common stock held by Mandra Medical Limited and 287,176 shares of common stock held by Mandra Health Limited. Mandra Medical Limited and Mandra Health Limited are collectively referred to as the Mandra Entities. Each of Mandra Medical Limited and Mandra Health Limited are wholly-owned subsidiaries of Beansprouts Limited. Song-Yi Zhang is a member of the board of directors of each of Mandra Medical Limited and Mandra Health Limited and, together with his spouse, owns all of the outstanding interests in Beansprouts Limited and shares voting and dispositive power over the shares held by Beansprouts Limited.

(5)

This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated December 31, 2018 filed with the Securities and Exchange Commission by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 3,533,146 shares and sole dispositive power with respect to all 3,616,333 shares.

(6)	The amount shown reflects presently exercisable options to purchase 67,500 shares.
(7)

The amount shown includes (i) presently exercisable options to purchase 301,250 shares; (ii) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global Holdings Limited (“Avalon Global”); (iii) a presently exercisable option to purchase 54,904 shares held by Avalon Biomedical; and (iv) 107,181 shares held by Avalon Polytom (HK) Limited (“Polytom”), a majority-owned affiliate of Avalon Global. Dr. Fok, together with his spouse, owns all of the outstanding interests in Sino Glory Developments Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Fok serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.
(8)	Dr. Lau is also a named executive officer.
(9)

The amount shown includes (i) presently exercisable options to purchase 3,042,501 shares; (ii) 15,574 shares issued on April 16, 2019 in lieu of Dr. Lau’s cash bonus for 2018; (iii) 161,647 shares held by Dr. Lau’s spouse; (iv) 3,278 shares issued on April 16, 2019 in lieu of Dr. Lau’s spouse’s cash bonus for 2018; (v) 678,880 shares owned by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global; (vi) a presently exercisable option to purchase 54,904 shares held by Avalon Biomedical; and (vii) 107,181 shares held by Polytom, a majority-owned affiliate of Avalon Global. Dr. Lau owns all of the outstanding interests in Creative Decade Global Limited, which owns 34.6% of the outstanding interests in Avalon Global. Dr. Lau serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.

(10)	The amount shown includes presently exercisable options to purchase 268,375 shares.
(11)	The amount shown includes (i) presently exercisable options to purchase 827,334 shares and (ii) 6,652 shares issued on April 16, 2019 in lieu of Dr. Kwan’s cash bonus for 2018.
(12)	The amount shown includes (i) presently exercisable options to purchase 328,334 shares and (ii) 10,717 shares issued on April 16, 2019 in lieu of Mr. Yordon’s cash bonus for 2018.
(13)

The amount shown includes presently exercisable options to purchase 5,255,853 shares and 41,049 shares issued or deemed to be issued to certain executive officers on April  16, 2019 in lieu of their cash bonus for 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors, and to our knowledge, 10% stockholders, complied with the filing requirements of Section 16(a) of the Exchange Act, except for: Kim Campbell, Manson Fok, Rudolf Kwan, Johnson Lau, Simon Pedder, Sheldon Trainor-De Girolamo, Jinn Wu, Jeffrey Yordon, Song-Yi Zhang and William Zuo, who each filed a Form 4 on March 5, 2019 to report the award of options to purchase shares of our common stock on March 27, 2018; Randoll Sze, who filed a Form 4 on August 23, 2018 to report the award of options to purchase shares of our common stock on August 20, 2018; Manson Fok, Johnson Lau and Song-Yi Zhang, who each filed a Form 4 on July 12, 2018 to report the deemed acquisition of shares of our common stock on July 29, 2018 pursuant to a license agreement between Athenex Therapeutics Limited, one of our wholly-owned subsidiaries, and Avalon Polytom (HK) Limited, a majority-owned affiliate of Avalon Global, due to their beneficial ownership of or other relationships with Avalon Global; Song-Yi Zhang, who filed a Form 4 on May 23, 2018 to report three sales of our common stock on May 15, May 16 and May 17, 2018, a Form 4 on June 1, 2018 to report one sale of our common stock on May 29, 2018, a Form 4 on August 21, 2018 to report one sale of our common stock on August 14, 2018 and a Form 4 on March 14, 2019 to report one sale of our common stock on March 11, 2019; and Sheldon Trainor-De Girolamo, who filed a Form 4 on May 24, 2018 to report four sales of our common stock on May 15, 2018 and a Form 4 on May 30, 2018 to report one sale of our common stock on May 24, 2018.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2018, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Contractual Arrangements

Avalon BioMedical (Management) Limited

Since 2015, Comprehensive Drug Enterprises Limited (“CDE”), one of our wholly-owned subsidiaries, has entered into a series of agreements with Avalon BioMedical, pursuant to which CDE leases space in a research and development facility in Hong Kong, along with certain services, to Avalon BioMedical for a proportional percentage of the total services and expenses based on the number of Avalon BioMedical’s staff using the facility. Pursuant to these agreements, CDE received approximately $0.4 million and $0.4 million in 2017 and 2018, respectively, from Avalon BioMedical. Dr. Lau, our chief executive officer and chairman and Dr. Fok, one of our directors, collectively have a controlling interest in, and serve on the board of directors of Avalon Global, which is the indirect parent of Avalon BioMedical. Mr. Song-Yi Zhang, one of our former directors, also has a controlling interest in Avalon Global.

Avalon HepaPOC Limited

In June 2018, we entered into a license and supply agreement (the “HepaPOC License”) with Avalon HepaPOC Limited (“HepaPOC”), pursuant to which HepaPOC agreed to exclusively sell to us the meter and consumable strips that can be used to detect galactose concentrations in human blood and granted us an exclusive, sublicensable right and license to use and commercialize the meter and strips for conduct of liver function tests in humans taking our oncology drugs. HepaPOC is an affiliate of Avalon Global.

We made an upfront payment of cash of $0.5 million to HepaPOC upon effectiveness of the HepaPOC License, and we are required to make payments to HepaPOC worth up to $4.8 million in our common stock or in cash upon the occurrence of certain regulatory and sales milestones. In addition, we have agreed to pay royalty payments of 5% based on aggregate net sales of any products utilizing the intellectual property that is the subject of the HepaPOC License.

Avalon Polytom (HK) Limited

In June 2018, we entered into a license agreement the (“Arginase License”) with Avalon Polytom pursuant to which Polytom granted us an exclusive, sublicensable right and license to develop and commercialize products containing pegylated and cobalt-replaced arginase for the treatment of cancer in humans, apart from ophthalmic uses and use as eye drops, worldwide. Polytom is a majority-owned affiliate of Avalon Global.

We made an upfront payment of cash of $3.0 million and common stock of $2.0 million to Polytom upon effectiveness of the Arginase License, and we are required to make payments to Polytom worth up to $45.0 million of our common stock or of cash upon the occurrence of certain regulatory and sales milestones. We have also agreed to pay royalty payments ranging from 10% to 12% based on net sales of any products utilizing the intellectual property that is the subject of the Arginase License. Such royalties will be reduced by 40% when competing generic products have 25% of the market share in the applicable country and will be eliminated entirely when competing generic products have 50% of the market share in the applicable country.

ZenRx Limited

ZenRx Limited (“ZenRx”) is a contract research company located in New Zealand, which conducts certain clinical development studies with us. Dr. Rudolf Kwan, our Chief Medical Officer, serves on the board of directors of ZenRx. In April 2013, we entered into a license agreement with ZenRx pursuant to which ZenRx may use our intellectual property to develop and commercialize Oratecan and Oraxol in Australia and New Zealand and manufacture the compounds in that territory. In 2018 and 2017, we paid approximately $0.3 million and $0.6 million, respectively, to ZenRx for clinical research.

Dr. Jane Fang

We have entered into a consulting agreement with Dr. Jane Fang, who is the wife of Dr. Lau, our Chairman and Chief Executive Officer, to provide consulting advice related to the development of our KX-01 ointment. In connection with her consulting services, she reports to Dr. Kwan, our Chief Medical Officer. We paid consulting fees of $0.3 million and $0.2 million to Dr. Fang in 2018 and 2017, respectively.

Voting Agreement

Mandra Health Limited

We entered into a voting agreement, dated March 4, 2014, with Mandra Health Limited and certain of our stockholders whereby Mandra was entitled to nominate one nominee for appointment or election to the board of directors. This voting agreement terminated when Mandra no longer beneficially owned 10% or more of our outstanding common stock on a fully diluted basis in August 2018. From June 2015 until his resignation in March 2019, Song-Yi Zhang sat on our board of directors as a representative of Mandra.

Procedures for Approval of Related-Party Transactions

The audit committee is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of Ms. Davis, Mr. Tsang and Dr. Vierling. None of our executive officers currently serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on the board of directors or compensation committee. No interlocking relationship exists between any member of the board of directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company. During the last fiscal year, Sheldon Trainor-De Girolamo, Michael Cannon and Song-Yi Zhang served as the members of the compensation committee. Until June 11, 2018, Mr. Zhang was a member of our compensation committee, despite being a non-independent director, pursuant to a grace period under the Nasdaq listing standards. Please see “Certain Relationships and Related Party Transactions—Contractual Agreements and—Voting Agreement” for a description of our relationship to Mr.  Zhang.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2019 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2020 annual meeting of stockholders, it must be delivered to our principal executive offices located at 1001 Main Street, Suite 600, Buffalo, New York 14203 by December 27, 2019; provided, however, that if the date of the 2020 annual meeting is more than 30 days before or after June 11, 2020, notice by the stockholder must be delivered a reasonable time before we print and send our proxy materials for the 2020 annual meeting.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary within the time periods and setting forth the specific information as more fully described in our bylaws and in “Corporate Governance—Selection of Nominees for the Board of Directors—Stockholder Nomination of Directors.”

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling (716) 427-2950 or by mailing a request to Attn: Corporate Secretary, 1001 Main Street, Suite 600, Buffalo, New York 14203. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC is accessible free of charge on our website at www.athenex.com under Investor Relations—Financial Information—Annual Reports. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2018. You can request a copy of our Annual Report on Form 10-K free of charge by calling (716)-427-2950 or sending an e-mail to IR@athenex.com. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.

THE BOARD OF DIRECTORS

Dated: April 25, 2019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 10, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ATHENEX, INC.	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
1001 MAIN STREET SUITE 600 BUFFALO, NY 14203

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 10, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E78986-P22252	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ATHENEX, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐

1. Election of Directors

Nominees:

01 Kim Campbell 02 Manson Fok 03 John Moore Vierling, M.D.

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. Ratification of the appointment of Deloitte & Touche LLP as Athenex, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019.					☐	☐	☐

NOTE: In its discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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E78987-P22252

ATHENEX, INC.
Annual Meeting of Stockholders
June 11, 2019 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. Johnson Y. N. Lau and Randoll Sze, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATHENEX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, EDT on June 11, 2019, at the Wyndham Garden Buffalo Downtown, 125 High Street, Buffalo, New York 14203, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side